Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2015 Fourth Quarter and Full Year Financial Results

NEW YORK, March 11, 2016 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad”, the “Company”), a global provider of expedition cruises and adventure travel experiences, today reported results for the fourth quarter and year ended December 31, 2015.

Lindblad’s Financial Highlights for the Fourth Quarter and Full Year of 2015

●	Lindblad generated tour revenues of $46.5 million in the fourth quarter of 2015, an increase of $1.7 million or 3.8% as compared with the prior year quarter

●	Tour revenues for the full year 2015 amounted to $210.0 million, an increase of $11.5 million or 5.8% as compared with the full year 2014

●	Net Yield for the fourth quarter of 2015 was $989 as compared with $901 in the prior year quarter, an increase of 9.8%. Net Yield was $971 for the full year 2015, as compared with $950 for the full year 2014

●	Adjusted EBITDA for the fourth quarter of 2015 was $4.7 million as compared with $5.8 million in the prior year quarter. Adjusted EBITDA was $46.8 million for the full year 2015, as compared with $44.6 million for the full year 2014

Review of Lindblad’s Fourth Quarter 2015 Results

“The Company continued to post solid results in the fourth quarter from a strong performance by the entire fleet. We were pleased to see Net Yield grow about 10% for the quarter, which was driven by strong inventory management and focused tactical marketing,” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad. “Adjusted EBITDA was down slightly in the quarter, which was primarily caused by the timing of vessel drydocking and the related reduction in revenue and increase in expense.”

Tour revenues in the fourth quarter amounted to $46.5 million, as compared with $44.8 million in the fourth quarter of 2014, which represents an increase of $1.7 million or 3.8%. The growth was primarily driven by $3.0 million higher guest ticket revenues derived from price increases and changes in vessel deployments. This increase was partially offset by a decline in other revenues. Tour revenues for full year 2015 increased 5.8% as compared with the prior year, to $210.0 million from $198.5 million for the full year 2014.

Net Yield in the quarter amounted to $989 as compared with $901 in the fourth quarter of 2014, which represents an increase of 9.8%, related primarily to the increase in pricing and changes in vessel deployments in the quarter. Lindblad recorded 37,296 Guest Nights Sold and an occupancy rate of 93.3% in the fourth quarter of 2015. Net Yield for the full year 2015 amounted to $971 as compared with $950 for the full year 2014.

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Adjusted Net Cruise Cost per Available Guest Night amounted to $870 in the fourth quarter of 2015, as compared with $763 in the same period in the prior year, which represents an increase of 14.0%. The increase was primarily driven by an increase in cost of tours due to an additional voyage and drydock costs due to timing, partially offset by a reduction in the cost of fuel. Adjusted Net Cruise Cost per Available Guest Night amounted to $717 for the full year 2015 as compared with $702 for the full year 2014, an increase of 2.1%.

Adjusted EBITDA was $4.7 million in the fourth quarter of 2015 as compared with $5.8 million in the same period in 2014, a decrease of $1.1 million. This decrease is primarily due to the timing of vessel drydocking expenses, where one additional vessel was in drydock in the 2015 fourth quarter as compared with the same quarter in 2014. Adjusted EBITDA increased 4.9% for the full year 2015 to $46.8 million as compared with $44.6 million for the full year 2014. Net income was $19.7 million for the full year 2015 as compared with $22.2 million for the year 2014.

Lindblad uses a variety of operational and financial metrics, including non-GAAP financial measures, to evaluate its performance and financial condition. The accompanying financial data includes additional information regarding these metrics and a reconciliation of non-GAAP financial information to GAAP.

Full Year 2016

The Company continues to expect that it will achieve the 2016 financial projections set forth in the investor presentation furnished with a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015, which projected revenue of $217 million and Adjusted EBITDA of $51 million for the full year of 2016.

John T. McClain, the Company’s Chief Financial Officer also added: “We continue to see a strong booking pace for 2016 with 85% of guest ticket revenues for the 2016 financial year on the books as of March 7, 2016, compared with 89% at the same time in 2015 for the 2015 financial year.”

Fleet Activities

During the fourth quarter of 2015, the Company signed definitive agreements for the newbuild of two U.S. flagged coastal vessels. The first completed ship is expected to be delivered in the second quarter of 2017 and the second vessel is expected to be delivered in the second quarter of 2018. “These new ships mark an exciting step in the long-term growth of the Company, and enable us to capitalize on the substantial demand for our expeditions. With our significant resources we can continue to deliver on our promise of expedition travel at its best, and can expand our unique offerings in the Americas where we have very strong demand,” said Sven-Olof Lindblad.

During the fourth quarter of 2015, the Company also signed a definitive agreement for the purchase of the Via Australis to be used in the Company’s operations in the Galápagos Islands. The Company expects to take possession of the ship in the second quarter of 2016 and following a significant renovation expects to deploy the ship during the fourth quarter of 2016. The Via Australis will replace the National Geographic Endeavour.

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Amended and Restated Credit Facility

On March 7, 2016, the Company amended its senior secured credit facility with Credit Suisse as administrative agent and collateral agent (the “Credit Facility”) to add on a new $45.0 million senior secured incremental revolving credit facility, including a $5.0 million letter of credit subfacility (the “Revolving Credit Facility”).  Borrowings under the Revolving Credit Facility will bear an interest rate of LIBOR plus a spread of 4.00%, or, at the option of the Company, an alternative base rate plus a spread of 3.00%, and matures on May 8, 2020. The Company is also required to pay a 0.5% annual commitment fee on undrawn amounts under the Revolving Credit Facility. The financial and operational covenants, interest rates and maturity for term loan borrowings under the Credit Facility remain unchanged. Borrowings under the Revolving Credit Facility will be used for general corporate and working capital purposes and related fees and expenses. The amendment also expanded the lender base, adding Citibank, N.A. as syndication agent and SunTrust Bank as documentation agent.

Stock and Warrant Repurchase Plan Update

In the fourth quarter of 2015, the Company repurchased 2.09 million of our warrants for $5.5 million, representing an average price of $2.62 per warrant. In the first quarter of 2016, the Company repurchased 1.97 million warrants for $5.4 million, representing an average price of $2.76 per warrant. Total program to date, the Company repurchased 4.06 million of our warrants for $10.9 million, representing an average price of $2.69 per warrant. The Company currently has $9.1 million available under its current $20 million repurchase authorization.

Conference Call Scheduled

The Company has scheduled a conference call at 10:00 a.m. Eastern Time on March 11, 2016 to discuss the earnings of Lindblad. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which we are engaged; (ii) management of our growth and our ability to execute on our planned growth; (iii) general economic conditions; (iv) our business strategy and plans; (v) compliance with applicable laws and regulations; (vi) compliance with the financial and/or operating covenants in our amended credit agreement; (vii) adverse publicity regarding the cruise industry in general; (viii) loss of business due to competition; (ix) the result of future financing efforts; (x) the inability to meet revenue and Adjusted EBITDA projections; and (xi) those risks described in our filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	As of December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$206,903	$39,679
Restricted cash and marketable securities	8,460	8,335
Inventories	1,746	1,700
Marine operating supplies	4,969	5,078
Prepaid expenses and other current assets	12,266	11,321
Total current assets	234,344	66,113

Property and equipment, net	125,471	121,873
Due from shareholder	-	1,501
Other long-term assets	12,355	2,019
Operating rights	6,227	6,529
Deferred tax assets	3,216	102
Investment in CFMF	-	47,788
Total assets	$381,613	$245,925

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$76,604	$73,195
Accounts payable and accrued expenses	25,968	20,028
Long-term debt - current	1,750	4,934
Obligation to repurchase shares of common stock	-	4,966
Due to CFMF	-	22,733
Total current liabilities	104,322	125,856

Long-term debt, less current portion	162,693	51,756
Other long-term liabilities	677	447
Deferred income taxes - long-term	-	299
Total liabilities	267,692	178,358

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,224,881 and 44,717,759 issued and outstanding as of December 31, 2015 and 2014, respectively	5	5
Additional paid-in capital	48,073	21,461
Retained earnings	65,843	46,101
Total shareholders' equity	113,921	67,567
Total liabilities and shareholders' equity	$381,613	$245,925

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except shares, per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014

Tour revenues	$46,472	$44,753	$209,985	$198,459
Cost of tours	24,086	21,330	95,417	90,002
Gross profit	22,386	23,423	114,568	108,457

Operating expenses:
General and administrative	11,477	13,259	39,097	36,053
Selling and marketing	8,163	7,094	34,980	30,718
Merger-related expenses	78	-	13,344	-
Depreciation and amortization	3,309	2,580	11,645	11,266
Total operating expenses	23,027	22,933	99,066	78,037

Operating (loss) income	(641)	490	15,502	30,420

Other (expense) income:
Change in fair value of obligation to repurchase shares of common stock	-	3,046	-	10
Gain (loss) on foreign currency	7	(648)	(40)	(149)
Gain on transfer of assets	-	-	7,502	-
Other income, net	30	57	5,030	57
Interest expense, net	(2,875)	(1,315)	(10,901)	(5,293)
Total other (expense) income	(2,838)	1,140	1,591	(5,375)

(Loss) income before income taxes	(3,479)	1,630	17,093	25,045

Income tax (benefit) expense	(3,037)	224	(2,649)	2,800

Net (loss) income	$(442)	$1,406	$19,742	$22,245

Common stock
Net (loss) income available to common stockholders	$(442)	$1,252	$19,742	$19,551

Weighted average shares outstanding
Basic	45,224,881	44,717,759	44,917,829	44,717,759
Diluted	45,917,343	44,717,759	45,575,387	44,717,759

(Loss) earnings per share
Basic	$(0.01)	$0.03	$0.44	$0.44
Diluted	$(0.01)	$0.03	$0.43	$0.44

Class B common stock

Net income available to common stockholders	$-	$154	$-	$2,694

Weighted average shares outstanding
Basic	-	5,485,929	-	6,161,135
Diluted	-	5,485,929	-	6,161,135

Earnings per share
Basic	$-	$0.03	$-	$0.44
Diluted	$-	$0.03	$-	$0.44

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net income	$19,742	$22,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,645	11,266
Amortization of National Geographic fee	1,397
Amortization of debt discount and deferred financing costs	3,576	744
Stock-based compensation	4,913	274
Deferred income taxes	(3,413)	289
Loss on currency translation	40	149
Gain on transfer of assets	(7,502)	-
Changes in operating assets and liabilities
Inventories and marine operating supplies	(163)	(831)
Prepaid expenses and other current assets	(1,100)	(2,420)
Unearned passenger revenues	3,723	8,750
Other long-term liabilities	230	184
Accounts payable and accrued expenses	7,214	2,404

Net cash provided by operating activities	40,302	43,054

Cash Flows From Investing Activities
Purchase of investment in CFMF	(68,087)	(25,055)
Purchase of property and equipment	(14,800)	(5,922)
Advance from (to) shareholder	1,501	517
(Redemption) purchase of restricted cash and marketable securities	(125)	1,458

Net cash used in investing activities	(81,511)	(29,002)

Cash Flows From Financing Activities
Proceeds from long-term debt	175,000	-
Net proceeds from merger	186,806	-
Payments to shareholders for the merger	(90,000)	-
Deferred financing costs	(11,045)	-
Repayments of long-term debt	(41,879)	(3,989)
Proceeds used in exchange of option shares	(4,880)	-
Repurchase of warrants	(5,478)	-
Repurchase of stock from common shareholders	-	(1,876)
Repurchase of stock from Class B shareholders	-	(10,525)
Repayment of due to stockholder	-	(1,000)

Net cash provided by (used in) financing activities	208,524	(17,390)

Effect of exchange rate changes on cash	(91)	(1,337)

Net increase (decrease) in cash and cash equivalents	167,224	(4,675)

Cash and cash equivalents as of beginning of period	39,679	44,354

Cash and cash equivalents as of end of period	$206,903	$39,679

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,003	$4,844

Income taxes	$379	$1,102

Non-cash investing and financing activities:
Investment to CFMF	$-	$22,733
Due to CFMF	-	(22,733)
Investment in CFMF liquidation of Junior debt asset, warrant	84,903	-
CFMF liquidation of Junior debt long-term debt, additional paid-in capital	(84,903)	-
Transfer from inventories and marine operating supplies	(414)	-
Transfer to property and equipment, net	414	-
Additional paid-in capital exercise proceeds of option shares	2,240	-
Additional paid-in capital exchange proceeds used for option shares	(2,240)	-

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Lindblad uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Lindblad uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. Lindblad utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. Lindblad believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income to EBITDA and Adjusted EBITDA	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands)	2015	2014	2015	2014
Net (loss) income	$(442)	$1,406	$19,742	$22,245
Income tax (benefit) expense	(3,037)	224	(2,649)	2,800
Interest expense, net	2,875	1,315	10,901	5,293
Depreciation and amortization	3,309	2,580	11,645	11,266
EBITDA	2,705	5,525	39,639	41,604
Change in fair value of obligation to repurchase shares of common stock	-	(3,046)	-	(10)
(Gain) loss on foreign currency translation	(7)	648	40	149
Gain on transfer of assets	-	-	(7,502)	-
Other income	(30)	(57)	(5,030)	(57)
Stock-based compensation	1,271	274	4,913	274
National Geographic fee amortization -non-cash	727	-	1,397	-
Merger-related expenses	78	-	13,344	-
Acquisition-related expenses	-	-	-	112
Retention expenses	-	2,500	-	2,500
Adjusted EBITDA	$4,744	$5,844	$46,801	$44,572

Guest Metrics	Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Available Guest Nights	39,967	42,379	184,366	180,206
Guest Nights Sold	37,296	37,317	169,303	167,483
Occupancy	93.3%	88.1%	91.8%	92.9%
Maximum Guests	4,458	4,533	21,459	20,216
Number of Guests	4,201	3,968	19,824	18,819
Voyages	55	54	281	262

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Calculation of Gross Yield and Net Yield	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except for Available Guest Nights, Gross and Net Yield)	2015	2014	2015	2014
Guest ticket revenues	$41,424	$38,367	$183,805	$173,536
Other revenues	5,048	6,386	26,180	24,923
Tour Revenues	46,472	44,753	209,985	198,459
Less: Commissions	(3,132)	(2,799)	(14,460)	(12,941)
Less: Other expense	(3,814)	(3,789)	(16,496)	(14,403)
Net Revenue	$39,526	$38,165	$179,029	$171,115

Available Guest Nights	39,967	42,379	184,366	180,206
Gross Yield	$1,163	$1,056	$1,139	$1,101
Net Yield	989	901	971	950

Calculation of Net Cruise Cost Metrics	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except Available Guest Nights, Gross and Net Cruise Cost)	2015	2014	2015	2014
Cost of tours	$24,086	$21,330	$95,417	$90,002
Plus: Merger-related expenses	78	-	13,344	-
Plus: Selling and marketing	8,163	7,094	34,980	30,718
Plus: General and administrative	11,477	13,258	39,097	36,053
Gross Cruise Cost	43,804	41,682	182,838	156,773
Less: Commission expense	(3,132)	(2,799)	(14,460)	(12,941)
Less: Other expenses	(3,814)	(3,789)	(16,496)	(14,403)
Net Cruise Cost	36,858	35,094	151,882	129,429
Less: Fuel expense	(2,173)	(2,579)	(9,004)	(11,671)
Net Cruise Cost Excluding Fuel	34,685	32,515	142,878	117,758
Non-GAAP Adjustments:
Stock-based compensation	(1,271)	(274)	(4,913)	(274)
National Geographic fee amortization	(727)	-	(1,397)	-
Merger-related expenses	(78)	-	(13,344)	-
Acquisition-related expenses	-	-	-	(112)
Retention expense	-	(2,500)	-	(2,500)
Adjusted Net Cruise Cost Excluding Fuel	$32,609	$29,741	$123,224	$114,872
Available Guest Nights	39,967	42,379	184,366	180,206
Gross Cruise Cost per Available Guest Night	$1,096	$984	$992	$870
Net Cruise Cost per Available Guest Night	922	828	824	718
Net Cruise Cost Excluding Fuel per Available Guest Night	868	767	775	653
Adjusted Net Cruise Cost per Available Guest Night	870	763	717	702
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	816	702	668	637

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Key Operational and Financial Metrics

EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, general and administrative expense.

Gross Yield represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less commissions and direct costs of other revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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